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                    April 13, 2021

       Kathleen Oberg
       Chief Financial Officer
       Marriott International, Inc.
       10400 Fernwood Road
       Bethesda, MD 20817

                                                        Re: Marriott
International, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Filed February 18,
2021
                                                            Form 10-K/A for the
Year Ended December 31, 2020
                                                            Filed April 2, 2021
                                                            File No. 001-13881

       Dear Ms. Oberg:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction